UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2016

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt 125284 Moscow, Russia	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6347

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of an Acquisition or Disposition of Assets

On May 20, 2016, CTC Media, Inc., a Delaware corporation (the “Company”), announced the completion of the merger contemplated by the previously announced agreement and plan of merger dated November 16, 2015, between the Company and CTCM Merger Sub, Inc., the Company’s wholly-owned subsidiary (“Merger Sub”). As a result of the merger, the Merger Sub has merged with and into the Company, with the Company surviving.  Each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the merger (excluding the shares held by Telcrest Investments Limited (“Telcrest”)) was cancelled and ceased to exist in exchange for the right to receive $2.0503 in cash without interest and net of any applicable withholding taxes. The total amount available for distribution was $239 million. The per share cash consideration was based the aggregate amount of the Company’s available cash less a cash reserve of $8,796,200 that was determined by the Company’s Board of Directors to be reasonably likely to be sufficient for the Company to satisfy any liabilities, obligations, costs and expenses of the Company that were known or reasonably foreseeable, taking into account the amount of time that may be required under applicable laws before a liquidation of the Company may be effected, divided by on the number of shares outstanding (excluding the shares held by Telcrest). The shares of common stock held by Telcrest remain outstanding following the merger and Telcrest is now the Company’s sole stockholder. The Company also provided further information on the completion of the merger, as described in the Company’s press release attached as Exhibit 99.1 and which is incorporated herein by reference.

Item 8.01.                                        Other Events

On May 20, 2016, the Company issued a press release announcing the completion of the merger, a copy of which is attached as Exhibit 99.1 and which is incorporated herein by reference.

(d)                                 Exhibits

99.1                        Press release dated May 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.
Date: May 20, 2016

	By:	/s/ JEAN-PIERRE MOREL
		Name:	Jean-Pierre Morel
		Title:	Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 20, 2016.